Exhibit 3.07

2539037

FILED
in the office of the Secretary of State
of the State of California

JUN 1 0 2003

/s/Kevin Shelley
KEVIN SHELLEY, Secretary of State

ARTICLES OF INCORPORATION

OF

CALIFORNIA RADIATION THERAPY MANAGEMENT

SERVICES, INC.

Article I:	The name of the corporation is California Radiation Therapy Management Services, Inc. (the “Corporation”).

Article II:

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Article III.	The name ; in the State of California of the Corporation’s initial agent for the service of process is:

Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service

Article IV.	The Corporation is authorized to issue only one class of shares of stock; and the total number of shares which the Corporation is authorized to issue is: 200.

/s/ Donna Grafton 6/10/03
Name: Donna Grafton
Title: Incorporator